May 9, 2016

CorEnergy Infrastructure Trust, Inc.
1100 Walnut Street, Suite 3350
Kansas City, Missouri 64106

Re:    Management Fee Under Management Agreement for CorEnergy Infrastructure Trust, Inc.

Ladies and Gentlemen:

Reference is made to that certain Management Agreement, dated as of May 8, 2015 and effective as of May 1, 2015, by and between CorEnergy Infrastructure Trust, Inc., a Maryland corporation (the “Company”), and Corridor InfraTrust Management, LLC, a Delaware limited liability company (the “Manager”) (as may be further amended, restated, supplemented or otherwise modified from time to time, the “Management Agreement”). Capitalized terms used and not defined herein are used as defined in the Management Agreement. The Company and the Manager have entered into this Letter Agreement to modify the application of the Management Fee provisions set forth in Section 8(a) of the Management Agreement to the value of certain loans, effective as of the Company’s March 31, 2016 balance sheet date. This letter supersedes our November 9, 2015 letter agreement concerning the Management Fee calculation.

The Company has, from time to time and directly or indirectly through wholly-owned subsidiaries, made certain loans. Because of operational or strategic challenges, the Company has recorded certain provisions for loan losses for certain of such loans (the “Underperforming Loans”) during the preparation of its financial statements.

This letter documents that the Manager has recommended, and the Company has agreed, that solely for the purpose of calculating the quarterly Management Fee on and after the Company’s March 31, 2016 balance sheet date, that portion of the Management Fee attributable to the Company’s investment in the Underperforming Loans shall be based on the estimated net realizable value of (which shall not exceed the amount invested in) such loans as of the end of the quarter for which the Management Fee is to be calculated.

The Company and the Manager mutually acknowledge and agree that this modification to the calculation of the Management Fee due as of March 31, 2016 (and for periods thereafter so long as this letter agreement remains in effect) represents a discretionary action on the part of the Manager that is not required under the terms of the Management Agreement and that, except as specifically set forth herein, all other provisions of the Management Agreement shall remain in full force and effect and shall not be affected by this Letter Agreement. Either the Manager or the Company may terminate this letter agreement at any time by written notice to the other. Please acknowledge your agreement to the foregoing by signing this Letter Agreement as indicated below.

Very truly yours,

CORRIDOR INFRATRUST MANAGEMENT, LLC:
By: /s/ Richard C. Green, Jr.
Name: Richard C. Green, Jr.
Title: Managing Director

Agreed and accepted:

CORENERGY INFRASTRUCTURE TRUST, INC.:
By: /s/ David J. Schulte
Name: David J. Schulte
Title: President

CHD-670576-8 56803/1